Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                        For the Six Months Ended
                                                June 30,
BASIC:                                      2001        2000
Weighted Average Common Shares
  Outstanding                            2,907,919    2,829,190

Net Income (Loss)                       $ (514,000)  $ (573,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.18)       $(.20)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,907,919    2,829,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,907,919    2,829,190

Net Income (Loss)                       $ (514,000)  $ (573,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.18)       $(.20)



                                       For the Three Months Ended
                                                June 30,
BASIC:                                      2001        2000
Weighted Average Common Shares
  Outstanding                            2,979,190    2,829,190

Net Income (Loss)                       $ (258,000)  $ (176,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.09)       $(.06)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,829,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,829,190

Net Income (Loss)                       $ (258,000)  $ (176,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.09)       $(.06)